Exhibit (r)(3)

CODE OF ETHICS

(Best Practices—Annotated)

Adopted November 1, 2004

I.	INTRODUCTION

High ethical standards are essential for the success of the Adviser and to maintain the confidence of clients and investors in investment funds managed by the Adviser (“clients”).  The Adviser’s long-term business interests are best served by adherence to the principle that the interests of clients come first. We have a fiduciary duty to clients to act solely for the benefit of our clients.  All personnel of the Adviser, including directors, officers and employees of the Adviser must put the interests of the Adviser’s clients before their own personal interests and must act honestly and fairly in all respects in dealings with clients.  All personnel of the Adviser must also comply with all federal securities laws.   In recognition of the Adviser’s fiduciary duty to its clients and the Adviser’s desire to maintain its high ethical standards, the Adviser has adopted this Code of Ethics (the “Code”) containing provisions designed to prevent improper personal trading, identify conflicts of interest and provide a means to resolve any actual or potential conflicts in favor of the Adviser’s clients.

Adherence to the Code of Ethics and the related restrictions on personal investing is considered a basic condition of employment by the Adviser.  If you have any doubt as to the propriety of any activity, you should consult with the Compliance Officer, who is charged with the administration of this Code of Ethics.

II.	DEFINITIONS

1.
Access Person means (i) any partner, officer, director, or employee of the Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser and (ii) who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding portfolio holdings of any reportable fund or who is involved in making securities recommendations to clients (or who has access to such recommendations that are nonpublic).

2.
Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

3.
Beneficial ownership includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest other than the receipt of an advisory fee.

4.
Covered Person means any director/manager, officer, or employee of the Adviser.  A Covered Person also includes any solicitor/consultant, representative or agent retained by the Adviser who (i) makes or participates in the making of investments and/or potential investments for the clients; (ii) obtains information on investments and/or potential investments for clients; or (iii) has knowledge of the investments or potential investments of the clients.

5.	Personal Account means any account in which a Covered Person has any beneficial ownership.

6.	Reportable security means a security as defined in section 202(a)(18) of the Act (15 U.S.C. 80b-2(a)(18)), except that it does not include:

(i)	Direct obligations of the Government of the United States;

(ii)	Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(iii)	Shares issued by money market funds;

(iv)
Shares issued by registered open-end funds other than registered funds managed by the Adviser or registered funds whose adviser or principal underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser (each a “reportable fund”); and

(v)	Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds, none of which are reportable funds.

7.
Restricted Security means any security that (1) a client owns or is in the process of buying or selling; (2) the Adviser is researching, analyzing or considering buying or selling for a client; (3) is issued by a registered investment company managed by the Adviser; or (4) is issued by a registered investment company whose adviser or principal underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser.

8.
Short Sale means the sale of securities that the seller does not own.  A Short Sale is "against the box" to the extent that the seller contemporaneously owns or has the right to obtain securities identical to those sold short, at no added cost.

III.	APPLICABILITY OF CODE OF ETHICS

Personal Accounts of Covered Persons. This Code of Ethics applies to all Personal Accounts of all Covered Persons.

A Personal Account also includes an account maintained by or for:

•	A Covered Person's spouse (other than a legally separated or divorced spouse of the Covered Person) and minor children;

•	Any immediate family members who live in the Covered Person’s household;

•
Any persons to whom the Covered Person provides primary financial support, and either (i) whose financial affairs the Covered Person controls, or (ii) for whom the Covered Person provides discretionary advisory services; and

•	Any partnership, corporation or other entity in which the Covered Person has a 25% or greater beneficial interest, or in which the Covered Person exercises effective control.

A comprehensive list of all Covered Persons and Personal Accounts will be maintained by the Adviser’s Compliance Officer.

IV.	RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

1.
General.  It is the responsibility of each Covered Person to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws.  Personal securities transactions for Covered Persons may be effected only in accordance with the provisions of this Section.

2.
Preclearance of Transactions in Personal Account.  A Covered Person must obtain the prior written approval of the Compliance Officer before engaging in any transaction in his or her Personal Account.  The Compliance Officer may approve the transaction if the Compliance Officer concludes that the transaction would comply with the provisions of this Code of Ethics and is not likely to have any adverse economic impact on clients.  A request for preclearance must be made by completing the Preclearance Form and submitting it to the Compliance Officer in advance of the contemplated transaction. A Preclearance Form is attached as Attachment A.  Generally, any security appearing on the Restricted Security list will not be approved for personal trading.

Any approval given under this paragraph will remain in effect for 24 hours.

3.
Short Sales.  A Covered Person shall not engage in any short sale of a security on the Restricted Security list.  However, short sales of securities that are not on the Restricted Securities list “against the box” are permitted.

4.	Initial Public Offerings. A Covered Person shall not acquire any direct or indirect beneficial ownership in ANY securities in any initial public offering.

5.
Private Placements and Investment Opportunities of Limited Availability.  A Covered Person shall not acquire any beneficial ownership in ANY securities in any private placement of securities or investment opportunity of limited availability unless the Compliance Officer has given express prior written approval. The Compliance Officer, in determining whether approval should be given, will take into account, among other factors, whether the investment opportunity should be reserved for clients and whether the opportunity is being offered to the Covered Person by virtue of his or her position with the Adviser.

6.
Service on Boards of Directors.  A Covered Person shall not serve as a director (or similar position) on the board of any company unless the Covered Person has received written approval from the Compliance Officer and the Adviser has adopted policies to address such service.

7.
Excessive Trading.  The Adviser believes that excessive personal trading by its Covered Persons can raise compliance and conflicts issues.  Accordingly, no Covered Person may engage in more than 20 personal securities transactions during any 30 day period.

8.
Gifts.  Covered Persons are prohibited from accepting any gift greater than $100 in value from any person or company that does business with the Adviser or a private investment vehicle managed by the Adviser.  Unsolicited business entertainment, including meals or tickets to cultural and sporting events are permitted if they are not so frequent or of such high value as to raise a question of impropriety.

9.
Management of Non-Adviser Accounts.  Covered Persons are prohibited from managing accounts for third parties who are not clients of the Adviser or serving as a trustee for third parties unless the Compliance Officer preclears the arrangement and finds that the arrangement would not harm any client.  The Compliance Officer may require the Covered Person to report transactions for such account and may impose such conditions or restrictions as are warranted under the circumstances.

V.	EXCEPTIONS FROM PRECLEARANCE PROVISIONS

In recognition of the deminimis or involuntary nature of certain transactions, this section sets forth exceptions from the preclearance requirements.  The restrictions and reporting obligations of the Code of Ethics will continue to apply to any transaction exempted from preclearance pursuant to this Section.  Accordingly, the following transactions will be exempt only from the preclearance requirements of Section IV(b):

1.	Purchases or sales that are non-volitional on the part of the Covered Person such as purchases that are made pursuant to a merger, tender offer or exercise of rights;

2.	Purchases or sales pursuant to an Automatic investment plan;

3.	Transactions in securities that are not reportable securities; and

4.
Transactions effected in, and the holdings of, any account over which the Covered Person has no direct or indirect influence or control (i.e., blind trust, discretionary account or trust managed by a third party).

VI.	REPORTING

10.
Duplicate Copies of Broker's Confirmations and Account Statements to Adviser.  All Access Persons must  direct their brokers or custodians or any persons managing the Covered Person's/Access Person’s account in which any reportable securities are held to supply the Compliance Officer with:

•	duplicate copies of securities trade confirmations ("Broker's Confirmations") within 30 days after the Covered Person's/Access Person’s transaction and

•	the Covered Person's/Access Person’s monthly and quarterly brokerage statements.

•
All Access Persons must submit to the Compliance Officer a report of their securities transactions no later than 30 days after the end of each calendar quarter.  The report must set forth each transaction in a reportable security in which the Access Person had any beneficial interest during the period covered by the report.  A form of quarterly report is set forth as Attachment B.

11.
New Accounts.  Each Access Person must notify the Compliance Officer promptly if the Access Person opens any new account in which any securities are held with a broker or custodian or moves such an existing account to a different broker or custodian.

12.
Disclosure of Securities Holdings and Business Activities.  All Access Persons shall, within 10 days of commencement of employment with the Adviser, submit an initial statement to the Compliance Officer listing all of the

•
securities in which the Access Person has any beneficial ownership, (including title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the Access Person has any beneficial ownership);

a.	business activities in which the Access Person has a significant role, including any service on the board of directors of a company; and

b.	the names of any brokerage firms or banks where the Access Person in which ANY securities are held.

c.	The report must be dated the day the Access Person submits it, and must contain information that is current as of a date no more than 45 days prior to the date the person becomes a Access Person of the Adviser. Access Persons shall annually submit to the Compliance Officer an updated statement, which must be current as of a date no more than 45 days prior to the date the report was submitted.

13.
Exceptions to Reporting Requirements. An Access Person need not submit any report with respect to securities held in accounts over which the Access Person has not direct or indirect influence or control or transaction reports with respect to transactions effected pursuant to an automatic investment plan.

14.	Access Persons must report immediately any suspected violations to the Compliance Officer.

15.	Transactions Subject to Review. The transactions reported on the Broker's Confirmations will be reviewed and compared against client transactions.

VII.	RECORDKEEPING

The Compliance Officer shall keep in an easily accessible place for at least five (5) years copies of this Code of Ethics, all Broker's Confirmations and periodic statements and reports of Access Persons, copies of all preclearance forms, records of violations and actions taken as a result of violations, acknowledgments and other memoranda relating to the administration of this Code of Ethics.

All Broker’s Confirmations and periodic statements of Access Persons may be kept electronically in a computer database.

VIII.	OVERSIGHT OF CODE OF ETHICS

16.
Acknowledgment.  The Compliance Officer shall annually distribute a copy of the Code of Ethics to all Covered Persons.  The Compliance Officer will also distribute promptly all amendments to the Code of Ethics. All Covered Persons are required annually to sign and acknowledge their receipt of this Code of Ethics by signing the form of acknowledgment attached as Attachment C or such other form as may be approved by the Compliance Officer.

17.
Review of Transactions.  Each Covered Person's transactions in his/her Personal Account will be reviewed on a regular basis and compared with transactions for the clients and against the list of Restricted Securities.  Any Covered Person transactions that are believed to be a violation of this Code of Ethics will be reported promptly to the management of the Adviser.  A Managing Member of the Adviser will review the Compliance Officer’s transactions and preclearance requests.

18.
Sanctions.  Adviser’s management, with advice of legal counsel, at their discretion, shall consider reports made to them and upon determining that a violation of this Code of Ethics has occurred, may impose such sanctions or remedial action as they deem appropriate or to the extent required by law.  These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment and/or criminal or civil penalties.

19.
Authority to Exempt Transactions.  The Compliance Officer has the authority to exempt any Covered Person or any personal securities transaction of a Covered Person from any or all of the provisions of this Code of Ethics if the Compliance Officer determines that such exemption would not be against any interests of a client.  The Compliance Officer shall prepare and file a written memorandum of any exemption granted, describing the circumstances and reasons for the exemption.

20.	ADV Disclosure. The Compliance Officer shall ensure that the Adviser’s Form ADV (1)

describes the Code of Ethics on Schedule F of Part II and (2) offers to provide a copy of the Code of Ethics to any client or prospective client upon request.

IX.	CONFIDENTIALITY

All reports of personal securities transactions and any other information filed pursuant to this Code of Ethics shall be treated as confidential to the extent permitted by law.

ATTACHMENT A

Treesdale Partners, LLC

PRECLEARANCE FORM

FOR TRANSACTIONS IN PERSONAL ACCOUNTS OF COVERED PERSONS

Covered Persons must complete this Preclearance Form prior to engaging in any personal transaction (unless excepted by the Code of Ethics).

Investment Information

Issuer:_________________________

Equity Investments:           Cmn               Pfd
Number of shares_________________

Debt Investments
Interest rate:____________
Maturity date:______________

Transaction Information

Transaction Type (please circle):
Purchase                          Sale                      Short Sale
Estimated Trade Date:_______________
Estimated Price:____________________
Broker/Dealer:_____________________

Is the investment a security on the “Restricted Security” List?                                                                              Y           N
Is the investment an initial public offering?                                                                                                           Y           N
Is the investment a private placement or investment
opportunity of limited availability?                                                                                                           Y           N
Number of transactions over the last 30 day period?       _______________

Representation and Signature

By executing this form, I represent that the information contained herein is accurate and complete and that my trading in this investment is not based on any material nonpublic information.  I understand that preclearance will only be in effect for 24 hours from the time of the Compliance Officer's signature.

_________________________________

Employee Name (please print)

_________________________________                    ____________________
Employee Signature                                                                                     Date

Disposition of Preclearance Request

Approved  _____________________                             ____________________

Denied  _______________________

Compliance Officer

Date

ATTACHMENT B

QUARTERLY TRANSACTION REPORT

This report must be submitted to the Compliance Officer no later than 30 days after the end of a calendar quarter.

Period of Report:  From ____________ to ____________________.

Date	Issuer	Debt: Amount, Interest Rate and Maturity Date	Equity: Number of shares	Purchase (P), Sale (S) or Short Sale (SS)	Price	Broker

I certify that I have reported on this form all transactions in which I had any direct or indirect beneficial ownership during the period covered by this report.

____________________________
Name of reporting person
Date:_________________________

ATTACHMENT C

I.	CODE OF ETHICS

A.	ACKNOWLEDGMENT

I hereby acknowledge receipt of the Treesdale Partners, LLC Code of Ethics and certify that I have read and understand it and agree to abide by it.  I hereby represent that all my personal securities transactions will be effected in compliance with the Code.

I also confirm that I have reported to the Compliance Officer all transactions in which I had or obtained any direct or indirect beneficial ownership.

Date:_________________                                         ___________________________
(Signature)

____________________________
(Print Name)